U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Chavkin                         Arnold                         L.
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   (Last)                           (First)             (Middle)
c/o Chase Capital Partners
1221 Avenue of the Americas-40th Floor
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                                    (Street)

New York                        New York                10020
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


American Tower Corporation ("AMT")
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year


June 2000
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Class A Common Stock                   6/22/00        C               154,991     A     N/A       21,719         I         (FN 1)
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Class A Common Stock                   6/22/00        S               154.991     D     $41.25    21,719         I         (FN 1)
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Class A Common Stock                   6/22/00        S               245,009     D     $41.25    3,584,960      I         (FN 2)
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)



FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                       10.
                                                                                                            9.         Owner-
                                                                                                            Number     ship
                                                                                                            of         Form
                    2.                                                                                      Deriv-     of
                    Conver-                    5.                               7.                          ative      Deriv- 11.
                    sion                       Number of                        Title and Amount            Secur-     ative  Nature
                    or                         Derivative    6.                 of Underlying      8.       ities      Secur- of
                    Exer-             4.       Securities    Date               Securities         Price    Bene-      ity:   In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and    (Instr. 3 and 4)   of       ficially   Direct direct
                    Price    Trans-   action   or Disposed   Expiration Date    ----------------   Deriv-   Owned      (D) or Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)           Amount     ative    at End     In-    ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------           or         Secur-   of         direct Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date    Expira-           Number      ity      Month      (I)    ship
Security            Secur-   Day/     ------   ------------  Exer-   tion              of          (Instr.  (Instr.    (Instr.Instr.
(Instr. 3)          ity      Year)    Code V    (A)  (D)     cisable Date   Title      Shares      5)       4)         4)       4)
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

Class C Non Voting                                                           Class A
Common Stock         1 for 1  6/22/00  C              154,991  (3)           Common Stock 154,991  -0-      2,267,813   I     (FN 1)
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
Explanation of Responses:

(1) Chase Equity Associates, LP ("CEA, LP") is the record owner of the shares. Mr. Chavkin disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(2) These shares are owned by Chase Manhattan Capital, LLC which is an affiliate of CEA, LP. Mr. Chavkin disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(3) Each share of Class C Common Stock is convertible into one share of Class A Common Stock at the option of the holder upon the occurrence of certain events.



/s/  Arnold L. Chavkin                                          7/6/2000
---------------------------------------------            -----------------------
     Arnold L. Chavkin                                           Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.